THERMON REPORTS FOURTH QUARTER FISCAL 2022 RESULTS

•Revenue growth of 40% driven by continued strength in North America in Q4 2022
•Orders up 42% and Book to Bill of 1.20x, excluding impact of a large, one-time contract
•Diverse end-markets now representing 60% of revenue, growing 44% in Fiscal 2022
•Delivering profitable growth with Fiscal 2022 revenue up 29%, Net Income up $19.2 million versus Fiscal 2021 and Adjusted EBITDA growth of 61%
•Initiating full-year Fiscal 2023 revenue guidance of $350-$380 million or growth of 5-14% after excluding the impact of a one-time contract in Fiscal 2022 and GAAP EPS guidance of $0.74-$0.89 per share or growth of 23-48%
AUSTIN, Texas, May 26, 2022 -- Thermon Group Holdings, Inc. (NYSE:THR) ("Thermon"), a global leader in industrial process heating solutions, today announced consolidated financial results for the fourth quarter ("Q4 2022") and full fiscal year ended March 31, 2022 ("Fiscal 2022"). Key highlights for Q4 2022 as compared to the three months ended March 31, 2021 ("Q4 2021") include:

•Revenue of $102.6 million versus $73.3 million in Q4 2021, an increase of $29.3 million, or 40%
•Gross margin of 40.1%, as compared to 36.6% in Q4 2021
•Net Income of $8.7 million as compared to Net Loss of $(1.1) million in Q4 2021
•Adjusted EBITDA of $18.3 million versus $5.8 million in Q4 2021, an increase of $12.5 million or 214%
•Fully diluted GAAP earnings per share ("EPS") of $0.26 and Non-GAAP Adjusted EPS of $0.31

"Thermon had a strong finish to the fiscal year, with profits growing faster than revenues, a positive book to bill ratio and managing another year without a lost time incident. Excluding the impact of a one-time contract in the quarter, adjusted gross margins increased by 460 basis points versus prior year as we realized the impact of pricing initiatives while managing rising input costs. Progress against our strategic plan has been significant. Most notably, our business in diversified end markets grew almost three times faster than those customers in traditional oil and gas sectors. In addition, we are proving up the relevance of our technology-enabled service offerings with six new purchase orders for our Genesis Network while at the same time introducing 11 new products and software solutions to grow share in new target markets. We believe we are seeing early signs of the post-COVID recovery in developing markets, particularly the Eastern Hemisphere, which represent significant opportunities for growth," said Bruce Thames, Thermon's President and Chief Executive Officer.

Key highlights for Fiscal 2022 include:

•Revenue of $355.7 million versus $276.2 million in the fiscal year ended March 31, 2021 (Fiscal 2021"), an increase of $79.5 million, or 29%
•Gross margin of 39.4%, as compared to 42.3% in Fiscal 2021
•Net Income of $20.1 million as compared to $0.9 million in Fiscal 2021
•Adjusted EBITDA of $58.5 million versus $36.2 million in Q4 2021, an increase of $22.3 million or 61%
•Fully diluted GAAP earnings per share ("EPS") of $0.60 and Non-GAAP Adjusted EPS of $0.83

Thames continued, "As we see customer spending in our traditional markets recover from pandemic driven lows, we are focused on providing industry leading solutions while continuing to expand our presence in diverse end-markets like power, commercial, rail & transit and food & beverage. Fiscal 2022 was a year of strong financial performance where we generated attractive cash flows, improved our balance sheet through debt reduction and signed a new and expanded credit facility. Our global employees are executing well in a challenging and dynamic environment, and I thank them for their care, commitment and collaboration to deliver for our stakeholders every day. Our plan, our financial flexibility and our people will drive our ultimate success. Thermon is well-positioned to deliver profitable growth to create long-term shareholder value in the coming year."

Q4 2022 Net Income and EPS were $8.7 million and $0.26, respectively, compared to Net Loss and EPS of $(1.1) million and $(0.03), respectively, for Q4 2021. After taking into account the impact of restructuring, intangible amortization related to prior acquisition activities, the tax expense/(benefit) for impact of foreign rate increases, withholding tax on dividend related to the debt amendment, loss on debt extinguishment, and the benefit from the Canadian Emergency Wage Subsidy (the "CEWS") (see table, Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS), Thermon generated Adjusted Net Income/(Loss) in Q4 2022 of $10.4 million and Adjusted EPS of $0.31 as compared to $0.6 million and $0.02, respectively, in Q4 2021.

Adjusted EBITDA was $18.3 million in Q4 2022 as compared to $5.8 million in Q4 2021, an increase of $12.5 million, or 214% (see table, Reconciliation of Net Income to Adjusted EBITDA). Cash provided by operating activities was $15.0 million in Q4 2022 as compared to $14.8 million in Q4 2021.

During Fiscal 2022, Thermon generated revenue of $355.7 million compared to $276.2 million in Fiscal 2021, an increase of $79.5 million or 29%.

Fiscal 2022 Net Income and EPS were $20.1 million and $0.60, respectively, compared to $0.9 million and $0.03 in Fiscal 2021. After taking into account the impact of restructuring, intangible amortization related to prior acquisition activities, the tax expense/(benefit) for impact of foreign rate increases, withholding tax on dividend related to the debt amendment, loss on debt extinguishment, and the benefit from the CEWS (see table, Reconciliation of Net Income to Adjusted Net Income and Adjusted EPS), Thermon generated Adjusted Net Income in Fiscal 2022 of $27.9 million and Adjusted EPS of $0.83 compared to $10.9 million and $0.33, respectively, during Fiscal 2021. Adjusted EBITDA was $58.5 million in Fiscal 2022 as compared to $36.2 million in Fiscal 2021, an increase of $22.3 million, or 61%.

As of March 31, 2022, Thermon had $129.0 million of gross outstanding debt and $41.4 million of cash and cash equivalents, representing net debt of $87.6 million. Our net debt to trailing twelve month Adjusted EBITDA leverage ratio was 1.5x as of March 31, 2022.

Additional Information

Backlog     was $156.2 million as of March 31, 2022, representing a $42.0 million increase, or 37%, as compared to Q4 2021 backlog of $114.2 million. Fiscal 2022 orders were $396.0 million compared to $284.1 million in Fiscal 2021, an increase of $111.9 million or 39%.

During Q4 2022, new facility construction (or "Greenfield") and facility maintenance, repair and operations and upgrade or expansion (or "MRO/UE") activity from our legacy heat tracing business accounted for 45% and 55% of revenue, respectively, which compares to 33% and 67%, respectively, in Q4 2021.

Outlook

For our fiscal year ending March 31, 2023 ("Fiscal 2023"), we expect revenue will be approximately $350-$380 million. Fiscal 2022 included $23.6 million of revenue from a large, one-time labor contract. We also expect GAAP EPS in Fiscal 2023 to be approximately $0.74-$0.89 per share. We continue to target a net debt to Adjusted EBITDA leverage ratio of 1.5-2.0x, excluding the impact of any inorganic activity.

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer, and Kevin Fox, Senior Vice President and Chief Financial Officer, will discuss Q4 2022 results during a conference call today, May 26, 2022 at 10:00 a.m. (Central Time). The call will be simultaneously webcast and the accompanying slide presentation containing financial information can be accessed on Thermon's investor relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 407-5976 from within the United States/Canada and (412) 902-0031 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's investor relations website after the conclusion of the call.

About Thermon

Through its global network, Thermon provides safe, reliable and mission critical industrial process heating solutions. Thermon specializes in providing complete flow assurance, process heating, temperature maintenance, freeze protection and environmental monitoring solutions. Thermon is headquartered in Austin, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted EBITDA margin," "Adjusted Net Income/(Loss)" and "Free Cash Flow" which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted Net Income/(Loss)" and "Adjusted EPS" (or "Adjusted fully diluted EPS") represent net income/(loss) before the impact of restructuring and other charges/(income), amortization of intangible assets, tax expense for impact of foreign rate increases, withholding tax on dividend related to the debt amendment, loss on debt extinguishment, the benefit from the CEWS, and any tax effect of such adjustments. "Adjusted EBITDA" represents net income/(loss) before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, costs associated with our restructuring and other income/(charges), the loss on our debt extinguishment, and income related to the CEWS. "Adjusted EBITDA margin" represents Adjusted EBITDA as a percentage of total revenue. "Free Cash Flow" represents cash provided by operating activities less cash used for the purchase of property, plant, and equipment, net of sales of rental equipment and proceeds from sales of land and buildings.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin or Adjusted Net Income/(Loss). Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow should be considered in addition to, and not as substitutes for, income from operations, net income/(loss), net income/(loss) per share and other measures of financial performance reported in accordance with GAAP. We provide Free Cash Flow as a measure of liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income/(Loss) and Free Cash Flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income/(Loss) to Adjusted EBITDA," "Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release includes forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our Fiscal 2023 full-year guidance. When used herein, the words "anticipate," "assume," "believe," "budget," "continue," "contemplate," "could," "should" "estimate," "expect," "intend," "may," "plan," "possible," "potential," "predict," "project," "will," "would," "future," and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.
Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) the outbreak of a global pandemic, including the current pandemic (COVID-19 and its variants); (ii) general economic conditions and cyclicality in the markets we serve; (iii) future growth of energy, chemical processing and power generation capital investments; (iv) our ability to operate successfully in foreign countries; (v) our ability to successfully develop and improve our products and successfully implement new technologies; (vi) competition from various other sources providing similar heat tracing and process heating products and services, or alternative technologies, to customers; (vii) our ability to deliver existing orders within our backlog; (viii) our ability to bid and win new contracts; (ix) the imposition of certain operating and financial restrictions contained in our debt agreements; (x) our revenue mix; (xi) our ability to grow through strategic acquisitions; (xii) our ability to manage risk through insurance against potential liabilities (xiii) changes in relevant currency exchange rates; (xiv) tax liabilities and changes to tax policy; (xv) impairment of goodwill and other intangible assets; (xvi) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xvii) our ability to protect our trade secrets; (xviii) our ability to protect our intellectual property; (xix) our ability to protect data and thwart potential cyber-attacks; (xx) a material disruption at any of our manufacturing facilities; (xxi) our dependence on subcontractors and third-party suppliers; (xxii) our ability to profit on fixed-price contracts; (xxiii) the credit risk associated to our extension of credit to customers; (xxiv) our ability to achieve our operational initiatives; (xxv) unforeseen difficulties with expansions, relocations, or consolidations of existing facilities; (xxvi) potential liability related to our products as well as the delivery of products and services; (xxvii) our ability to comply with foreign anti-corruption laws; (xxviii) export control regulations or sanctions; (xxix) changes in government administrative policy; (xxx) the current geopolitical instability in Russia and Ukraine and related sanctions by the U.S. and Canadian governments and European Union; (xxxi) environmental and health and safety laws and regulations as well as environmental liabilities; and (xxxii) climate change and related regulation of greenhouse gases, and (xxxiii) those factors listed under Item 1A “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 being filed with the Securities and Exchange Commission (the “SEC”) on May 26, 2022 and in any subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K or other filings that we have filed or may file with the SEC. Any one of these factors or a combination of these factors could materially affect our future results of operations and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.
Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Kevin Fox, Chief Financial Officer
Ivonne Salem, Vice President, FP&A and Investor Relations
(512) 690-0600
Investor.Relations@thermon.com

Thermon Group Holdings, Inc.
Consolidated Statements of Operations
(in Thousands except per share amounts)

	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Sales	$102,584	$73,323	$355,674	$276,181
Cost of sales	61,472	46,461	215,556	159,309
Gross profit	41,112	26,862	140,118	116,872
Operating expenses:
Selling, general and administrative expenses	26,234	23,612	93,054	89,834
Deferred compensation plan expense/(income)	(327)	184	283	1,564
Amortization of intangible assets	2,177	2,180	8,790	9,445
Restructuring and other charges/(income)	—	(69)	(414)	8,623
Income/(loss) from operations	13,028	955	38,405	7,406
Other income/(expenses):
Interest expense, net	(786)	(2,781)	(5,815)	(10,185)
Other income/(expense)	(648)	(53)	(4,165)	2,135
Income/(loss) before provision for taxes	11,594	(1,879)	28,425	(644)
Income tax expense/(benefit)	2,909	(828)	8,333	(1,521)
Net income/(loss)	$8,685	$(1,051)	$20,092	$877

Net income/(loss) per common share:
Basic income/(loss) per share	$0.26	$(0.03)	$0.60	$0.03
Diluted income/(loss) per share	$0.26	$(0.03)	$0.60	$0.03
Weighted-average shares used in computing net income/(loss) per common share:
Basic common shares	33,355	33,207	33,308	33,135
Fully-diluted common shares	33,705	33,207	33,515	33,341

Thermon Group Holdings, Inc.
Consolidated Balance Sheets
(in Thousands except per share amounts)

	March 31, 2022	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$41,445	$40,124
Investments	—	—
Accounts receivable, net of allowances of $2,177 and $2,074 as of March 31, 2022 and 2021, respectively	95,305	74,501
Inventories, net	71,650	63,790
Contract assets	19,626	11,379
Prepaid expenses and other current assets	11,786	8,784
Income tax receivable	4,626	8,231
Total current assets	$244,438	$206,809
Property, plant and equipment, net of depreciation and amortization of $63,954 and $55,555 as of March 31, 2022 and 2021, respectively	66,039	72,630
Goodwill	212,754	213,038
Intangible assets, net	94,908	103,784
Operating lease right-of-use assets	10,534	12,619
Deferred income taxes	1,211	2,586
Other long-term assets	6,785	6,412
Total assets	$636,669	$617,878
Liabilities and equity
Current liabilities:
Accounts payable	33,567	19,722
Accrued liabilities	26,971	23,888
Current portion of long-term debt	7,929	2,500
Borrowings under revolving credit facility	—	—
Contract liabilities	8,010	2,959
Lease liabilities	3,624	3,511
Income taxes payable	897	218
Total current liabilities	$80,998	$52,798
Long-term debt, net of current maturities and deferred debt issuance costs and debt discounts of $640 and $2,983 as of March 31, 2022 and 2021, respectively	120,431	143,017
Deferred income taxes	17,943	21,006
Non-current lease liabilities	9,659	12,373
Other non-current liabilities	8,434	9,812
Total liabilities	$237,465	$239,006
Equity
Common stock: $.001 par value; 150,000,000 authorized; 33,364,722 and 33,225,808 shares issued and outstanding at March 31, 2022 and 2021, respectively	33	33
Preferred stock: $.001 par value; 10,000,000 authorized; no shares issued and outstanding	$—	$—
Additional paid in capital	234,549	231,322
Accumulated other comprehensive loss	(38,906)	(35,919)
Retained earnings	203,528	183,436
Total equity	$399,204	$378,872
Total liabilities and equity	$636,669	$617,878

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted EBITDA
(Unaudited, in Thousands)
	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
GAAP Net income/(loss)	$8,685	$(1,051)	$20,092	$877
Interest expense, net	786	2,781	5,815	10,185
Income tax expense/(benefit)	2,909	(828)	8,333	(1,521)
Depreciation and amortization expense	4,856	5,105	20,205	20,722
EBITDA (non-GAAP)	$17,236	$6,007	$54,445	$30,263
Stock compensation expense	1,104	807	3,803	3,728
Restructuring and other charges/(income)	—	(69)	(414)	8,623
Loss on debt extinguishment	—	—	2,569	—
Canadian Emergency Wage Subsidy	—	(907)	(1,952)	(6,412)
Adjusted EBITDA (non-GAAP)	$18,340	$5,838	$58,451	$36,202
Adjusted EBITDA %	17.9%	8.0%	16.4%	13.1%

Thermon Group Holdings, Inc.
Reconciliation of Net Income/(Loss) to Adjusted Net Income/(Loss) and Adjusted EPS
(Unaudited, in Thousands except per share amounts)
	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021	Adjustment to:
GAAP Net income/(loss)	$8,685	$(1,051)	$20,092	$877
Restructuring and other charges/(income)	—	(69)	(414)	8,623	Operating expense
Amortization of intangible assets	2,177	2,180	8,790	9,445	Intangible amortization
Acceleration of unamortized debt costs	—	510	—	510	Interest expense
Tax expense/(benefit) for impact of foreign rate adjustments	—	332	505	332	Tax expense
Withholding tax on dividend related to debt amendment	—	—	301	—	Tax expense
Loss on extinguishment of debt	—	—	2,569	—	Other income/(expense)
Canadian Emergency Wage Subsidy	—	(907)	(1,952)	(6,412)	Cost of Sales and Operating expense
Tax effect of adjustments	(500)	(356)	(1,999)	(2,450)
Adjusted Net Income/(Loss) (non-GAAP)	$10,362	$639	$27,892	$10,925

Adjusted Fully Diluted Earnings per Common Share (Adjusted EPS) (non-GAAP)	$0.31	$0.02	$0.83	$0.33

Fully-diluted common shares	33,705	33,526	33,515	33,341

Thermon Group Holdings, Inc.
Reconciliation of Cash Provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands)
	Three Months Ended	Three Months Ended	Twelve Months Ended	Twelve Months Ended
	March 31, 2022	March 31, 2021	March 31, 2022	March 31, 2021
Cash provided by/(used in) by operating activities	15,008	14,810	28,754	30,289
Cash provided by/(used in) by investing activities	(1,846)	(3,189)	(4,531)	(7,832)
Cash provided by/(used in) by financing activities	(5,371)	(20,617)	(22,658)	(28,205)

Cash provided by operating activities	15,008	14,810	28,754	30,289
Less: Cash used for purchases of property, plant and equipment	(2,300)	(3,424)	(5,220)	(8,132)
Plus: Sales of rental equipment	454	235	689	300
Free cash flow provided (non-GAAP)	$13,162	$11,621	$24,223	$22,457